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                                               Filed Pursuant to Rule 424(B)(2)
                                               Registration Nos: 333-63475
                                                                 333-63475-01



PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED
OCTOBER 14, 1998)

                            CCA PRISON REALTY TRUST

                              51,400 COMMON SHARES

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     The 51,400 common shares, par value $0.01 per share (the "Common Shares"), of CCA Prison Realty Trust (the "Company") offered hereby are being offered by the Company to certain trustees of the Company in a directly negotiated transaction at a purchase price of $24.1717 per share and an aggregate purchase price of $1,242,425.38. The Common Shares to be sold hereby have been approved for issuance on the New York Stock Exchange, subject to official notice of issuance.

     The shares purchased were sold to certain individuals pursuant to a share purchase program approved by the Company, and the proceeds thereof are being used to reimburse the cost of a like number of shares purchased by the Company on the open market.

     The Company is a self-administered and self-managed real estate investment trust ("REIT"). The principal business of the Company is the ownership and development of correctional and detention facilities and the leasing of such facilities under long-term leases to qualified third-party operators. As of October 27, 1998, the Company owned 20 correctional and detention facilities with a total design capacity of 16,030 beds. The Company currently has one facility under construction which has a total design capacity of approximately 528 beds and is expected to be completed in November of 1998. Additionally, the Company has an option to acquire from Corrections Corporation of America, a Tennessee corporation ("CCA"), up to eleven additional facilities with an aggregate design capacity of 11,450 beds, which are currently under construction or development.

     Under the rules of the Securities and Exchange Commission, CCA is deemed to be a co-registrant with respect to the Common Shares.

     CCA is the largest developer and manager of privatized correctional and detention facilities worldwide. CCA's facilities are located in 22 states, the District of Columbia, Puerto Rico, Australia and the United Kingdom. As of October 27, 1998, CCA had contracts to manage 78 correctional and detention facilities with an aggregate design capacity of 64,956 beds. Of these 78 facilities, 65 facilities, with an aggregate design capacity of 47,142 beds, are currently in operation and 13 are under development by CCA. Of the 13 facilities under development, 11 will be financed and owned by CCA and are subject to an option to purchase by the Company. CCA, through its United Kingdom joint venture, UK Detention Services, manages one facility in the United Kingdom and, through its Australian joint venture, Corrections Corporation of Australia, Pty. Ltd., manages two facilities in Australia. Of the 13 facilities under development by CCA, five are scheduled to commence operations during 1998. In addition, at October 27, 1998, CCA had outstanding written responses to requests for proposal and other solicitations for an additional 12 projects with an aggregate design capacity of 8,016 beds.

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     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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          The date of this Prospectus Supplement is November 10, 1998

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                               TABLE OF CONTENTS

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PROSPECTUS SUPPLEMENT.......................................  S-1

                            PROSPECTUS
The Company.................................................    1
Corrections Corporation of America..........................    3
Material Risk Factors.......................................    5
Use of Proceeds.............................................   14
Ratio of Earnings to Combined Fixed Charges and Preferred
  Share Dividends...........................................   15
Description of Capital Shares...............................   16
Plan of Distribution........................................   21
Material Federal Income Tax Consequences....................   22
ERISA Considerations........................................   33
Legal Matters...............................................   33
Experts.....................................................   33
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